UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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Preliminary information statement

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Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

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Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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Total fee paid: _____________________________________________

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THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.

BACKGROUND

Effective August 18, 2008, Oppenheimer Capital LLC (“Oppenheimer”) was replaced as investment adviser to the Large Capitalization Value Portfolio (the “Portfolio”) of The Saratoga Advantage Trust (“Trust”).  To replace Oppenheimer, the Trust’s Board of Trustees has approved M.D. Sass Investors Services, Inc. (“M.D. Sass” or the “Adviser”) as the new investment adviser to the Portfolio pursuant to a new investment advisory agreement with Saratoga Capital Management, LLC (the “Manager”) (the “New Agreement”).  The New Agreement is substantially identical to the prior investment advisory agreement with Oppenheimer (the “Prior Agreement”) except for the dates of execution and termination.

M.D. Sass, a registered investment adviser founded in 1972 is a privately-owned investment manager for family offices, high net worth individuals, and institutional investors such as corporations, endowments and foundations.    As of June 30, 2008, the Adviser managed assets of approximately $13.3 billion.  M.D. Sass is located at 1185 Avenue of the Americas, 18th Floor, New York, New York 10036-2699.

Under an order the Trust has received from the Securities and Exchange Commission, the Trust is permitted to appoint an investment adviser and approve investment advisory agreements for the Portfolio, without shareholder approval.  Under the conditions of the order, the Trustees must provide notice to shareholders within 90 days of hiring a new investment adviser or implementing any material change in an investment advisory contract.  This Information Statement is being supplied to shareholders to fulfill the notice condition, and will be mailed on or about October 17, 2008 to the Portfolio’s shareholders of record as of September 26, 2008 (the “Record Date”).

As of the Record Date, there were issued and outstanding [      ], [      ], [      ], and [      ] shares of the Large Capitalization Value Portfolio’s A, B, C and I classes, respectively.

II.

INFORMATION CONCERNING NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE MANAGER AND M.D. SASS INVESTORS SERVICES, INC.  WITH RESPECT TO THE PORTFOLIO.

On July 28, 2008, the Board of Trustees met in person and considered the selection of a new investment adviser for the Portfolio and the adoption of a new investment advisory agreement. At their meeting, the Board appointed M.D. Sass to serve as investment adviser to the Portfolio, effective August 18, 2008.   The New Agreement, dated August 18, 2008, contains substantially identical terms and conditions as the Prior Agreement.  In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Under the terms of the New Agreement, M.D. Sass will serve as investment adviser to the Portfolio, subject to the supervision of the Manager and the Trust’s Board of Trustees.  Pursuant to the New Agreement, M.D. Sass, at its own expense, furnishes necessary investment and management facilities for conducting the investment activities of the Portfolio, and pays the salaries of its respective personnel under the New Agreement.  In addition, as was substantially the case under the Prior Agreement, under the New Agreement: (a) the Manager shall indemnify and hold harmless M.D. Sass, its officers and directors and each person, if any, who controls  M.D. Sass within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any matter to which the New Agreement relates, except for liability by reason of misfeasance, bad faith or gross negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Agreement; (b) the Manager shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon M.D. Sass or such controlling persons; and (c) M.D. Sass shall indemnify and hold harmless the Manager and the Trust and each of their directors and officers and each person, if any, who controls the Manager and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, but only with respect to M.D. Sass’ misfeasance, bad faith or gross negligence in the performance of its duties under the New Agreement.

Investment Advisory Fee Rates

As compensation for its services, M.D. Sass will receive from the Manager, as did Oppenheimer, a portion of the management fee payable by the Portfolio to the Manager.  The Manager’s management fee is calculated at an annual rate of 0.65% of daily net assets of the Large Capitalization Value Portfolio.   This rate will not increase under the New Agreement.

Investment Advisory Fees Paid

For the Trust’s fiscal year ended August 31, 2008, the Manager paid $92,429 in investment advisory fees to Oppenheimer for management of the Large Capitalization Value Portfolio.

III.

BOARD CONSIDERATION

At the meeting held on July 28, 2008, the Board of Trustees approved the New Agreement.  In connection with its review, the Board of Trustees considered materials furnished by M.D. Sass including information regarding its personnel, operations and financial condition.

In evaluating M.D. Sass and the New Agreement, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by M.D. Sass.   Representatives from M.D. Sass made a presentation to the Board on M.D. Sass and the Portfolio, and responded to questions of the Trustees. The Board also reviewed and discussed the terms of the New Agreement and compared them to the Prior Agreement.

The Board considered, with its legal counsel: (i) the quality and extent of the services to be provided by M.D. Sass; (ii) the depth of organization, expertise, reputation and experience of M.D. Sass; (iii) the financial resources of M.D. Sass; (iv) the ability of M.D. Sass to retain and attract qualified personnel and (v) the performance of assets managed by M.D. Sass. In addition, the Board reviewed and discussed the terms and conditions of the New Agreement.  The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreement are substantially the same, in all material respects, as the terms of the Prior Agreement.  In particular, the Board noted that under the New Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Based upon its review of the above factors, the Board of Trustees concluded that the New Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV.

DURATION AND TERMINATION OF NEW AGREEMENT

The New Agreement will have an initial term of one year, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Trustees not parties to the New Agreement, and who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of any such party and a majority of the Board of Trustees as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio.  The New Agreement will terminate automatically in the event of its “assignment.”

V.

GENERAL INFORMATION CONCERNING M.D. SASS INVESTORS SERVICES, INC.

Information Concerning M.D. Sass

The names, titles and principal occupations of the executive officers and directors of M. D. Sass are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Martin D. Sass	Chairman and Chief Executive Officer
Hugh R. Lamle	President
Daniel Fishbane, CPA	Senior Vice President and Chief Financial Officer
Bobby Liu	Senior Vice President, General Counsel and Chief Compliance Officer
Richard L. O’Hara	Senior Vice President and Director of Institutional Sales
Frank Pfeffer	Senior Vice President and Director of Institutional Sales
Philip M. Sivin, CFA	Senior Vice President and Secretary

            The business address of each person listed above is 1185 Avenue of the Americas, 18th Floor, New York, New York 10036-2699.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for the fiscal year ended August 31, 2007 to a shareholder upon request.  To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1101 Stewart Avenue, Suite 207, Garden City, New York 11530, Attention:  Bruce E. Ventimiglia).

The Manager is located at 1101 Stewart Avenue, Suite 207, Garden City, New York 11530.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held.  Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.  The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

THE SARATOGA

ADVANTAGE TRUST

October 17, 2008

Dear Shareholders:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment adviser to the Large Capitalization Value Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, the Board of Trustees of The Saratoga Advantage Trust (the “Board”) has selected M. D. Sass Investors Services, Inc. (“M.D. Sass”) as the new investment adviser to the Portfolio and has approved an advisory agreement with M.D. Sass on substantially identical terms as the prior advisory agreement.

As always, please feel free to call us at 1-800-807-FUND with any questions you may have.

                                                                        Sincerely,

                                                                        Bruce E. Ventimiglia
                                                                        President, CEO and
                                                                        Chairman of the Board of Trustees